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                                June 17, 1997

VIA EDGAR

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

        Re:  Aspec Technology, Inc.
             Registration Statement on Form 8-A (File No. 000-22565)

Ladies and Gentlemen:

        On behalf of Aspec Technology, Inc. (the "Company"), we hereby request that the Company's Registration Statement on Form 8-A (File No. 000-22565) filed with the Securities and Exchange Commission on May 13, 1997 be withdrawn immediately. Please direct any comments or questions regarding the withdrawal of this filing to either J. Robert Suffoletta or the undersigned by telephone at (415) 493-9300.

                                Very truly yours,

                                WILSON SONSINI GOODRICH & ROSATI
                                Professional Corporation

                                /s/ David R. King
                                --------------------------------
                                David R. King